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                                                                    EXHIBIT 4.15


                 ASSIGNMENT OF SECOND PREFERRED SHIP MORTGAGE
                              ON THE WHOLE OF THE

                             THE HOLLYWOOD-TUNICA
                           (Official Number 534006)



                                $87,045,000.00



                         HOLLYWOOD CASINO CORPORATION
                        TWO GALLERIA TOWER, SUITE 2200
                            13455 NOEL ROAD, LB 48
                              DALLAS, TEXAS 75201
                            Mortgagee and Assignor


                                  In Favor of


                     STATE STREET BANK AND TRUST COMPANY,
                       in its capacity as Trustee under
                      that certain Indenture dated as of
           May 19, 1999 between State Street Bank and Trust Company,
                         Hollywood Casino Corporation,
                  HWCC-Shreveport, Inc. and HWCC-Tunica, Inc.
                      TWO INTERNATIONAL PLACE, 4TH FLOOR
                          BOSTON, MASSACHUSETTS 02110
                                   Assignee


                              Dated May 19, 1999
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                 ASSIGNMENT OF SECOND PREFERRED SHIP MORTGAGE
                 --------------------------------------------
          FOR VALUE RECEIVED, the undersigned, HOLLYWOOD CASINO CORPORATION, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75201, a Delaware corporation (the "Assignor"), does hereby SELL, ASSIGN, TRANSFER AND SET OVER unto STATE STREET BANK AND TRUST COMPANY, Two International Place, 4th Floor, Boston, Massachusetts 02110, a Massachusetts trust company, as Trustee (the "Assignee") under that certain Indenture (the "Indenture") dated as of May 19, 1999 between Assignor, Assignee, HWCC-Shreveport, Inc., a Louisiana corporation and HWCC-Tunica, Inc., a Texas corporation with an address at Two Galleria Tower, Suite 2200, 13455 Noel Road, LB 48, Dallas, Texas 75201, and Assignee's successors and assigns: (i) all of Assignor's right, title and interest in, to and under that certain Second Preferred Ship Mortgage (the "Mortgage"), dated May 19, 1999, executed by HWCC-TUNICA, INC., a Texas corporation, Two Galleria Tower, Suite 2200, 13455 Noel Road, LB48, Dallas, Texas 75201 (the "Mortgagor"), in favor of Assignor, as mortgagee, covering the following vessel:

                     NAME                     OFFICIAL NO.
                     ------------------------------------
                     THE HOLLYWOOD-TUNICA           534006

which Mortgage was recorded by the National Vessel Documentation Center on May 19, 1999 at ___:____ a.m./p.m. in Book No. _____, Page _______, and which mortgage secures the due and punctual payment of one certain amended and restated promissory note in the original principal amount of $87,045,000.00, made and subscribed by Mortgagor, dated May 19, 1999, and being payable to the order of the Assignor, and other obligations described therein (the "Note"), the interest thereon and performance of Mortgage covenants, and (ii) all of Assignor's right, title and interest in and to the property described in the Mortgage, and in and to all amounts which may now be or may hereafter become due and payable by Mortgagor under the Mortgage, on account of its indebtedness and obligations under and in respect of the aforesaid Note and the Obligations (as defined in the Mortgage), and the interest thereon, together with all of the rights, powers, privileges and remedies of the Mortgagee thereunder, including, but without limitation thereto, all of the Mortgagee's rights to receive and collect all other amounts which may now be or may hereafter become due and payable by the Mortgagor under the Mortgage, reference to the Mortgage being hereby made for all such purposes.
          This Assignment is made as security for (i) the payment when due of indebtedness evidenced by (a) those certain 11 1/4% Series A and Series B Senior Secured Notes due 2007 and (b) those certain Floating Rate Series A and Series B Senior Secured Notes due 2006 (as the same may be amended, supplemented, restated, exchanged, replaced or otherwise modified from time to time, collectively, the "Senior Secured Notes"), issued by the Assignor pursuant to the provisions of the Indenture, in the aggregate principal sum not to exceed in any one time outstanding of $360,000,000, interest (including post-petition interest) as set forth in the Indenture and the Senior Secured Notes, and premiums, penalties, and late charges thereon; and (ii) all other indebtedness and other sums (including, without limitation, all expenses, attorneys' fees, other fees, indemnifications, reimbursements, damages, other monetary liabilities, and

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other charges) that may or shall become due under the Senior Secured Notes, the
Guarantees (as such term is defined in the Indenture), the Indenture or the Security Documents (as such term is defined in the Indenture).

          In furtherance of the foregoing Assignment, after the occurrence and during the continuance of an Event of Default under the Indenture, Assignor hereby authorizes and empowers Assignee, in Assignee's own name or in the name of Assignee's nominee, or in the name of and as attorney for Assignor, to ask, demand, sue for, collect, receive and enforce all sums to which Assignee is or may be entitled under this Assignment and compliance by Mortgagor with the terms and agreements on its part to be performed under the Mortgage. Assignee shall have the rights, powers and remedies provided by applicable law and this Assignment.

          Assignor warrants that it is the legal owner of said Mortgage and has the lawful right to assign, transfer and set over said Mortgage unto the Assignee free and clear of any claim or interest of any party whatsoever. Assignor further warrants and covenants that it is and will remain a citizen of the United States of America within the meaning of Title 46, Section 802 of the United States Code.

          The interest of the Assignor in the Mortgage is 100 percent (100%) and the interest in the Mortgage granted to the Assignee is 100 percent (100%).

          The foregoing warranties and the other provisions of this Assignment shall inure to the benefit of the Assignee and its successors, transferees and assigns under the Indenture.

          IN WITNESS WHEREOF, the Assignor has executed this Assignment of Second Preferred Ship Mortgage on this 19th day of May, 1999.


ASSIGNOR
                                                   HOLLYWOOD CASINO CORPORATION
                                                   a Delaware corporation
                                                   By: /s/ William D. Pratt
                                                      ---------------------
                                                      William D. Pratt
                                                      Executive Vice President

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                                ACKNOWLEDGMENT
                                --------------

STATE OF ILLINOIS

COUNTY OF KANE

          On this 19th day of May, 1999, within my jurisdiction before me personally came and appeared William D. Pratt, known to me, who being by me duly sworn, did say that he/she resides at Dallas, Texas that he/she is Executive Vice President of HOLLYWOOD CASINO CORPORATION, the Delaware corporation described above and Assignor herein, and acknowledged that he/she executed the foregoing instrument for and on behalf of HOLLYWOOD CASINO CORPORATION, for the purposes therein contained and in the capacities therein stated, after first having been duly authorized by said corporation to so do.

          IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in said County and State on the date and year last above written.


                                                         /s/ Zaida Chapa
                                                        ----------------
                                                        Notary Public

(Seal)